Exhibit 4.9

WARRANT ASSUMPTION AGREEMENT

THIS WARRANT ASSUMPTION AGREEMENT (this “Agreement”) is entered into as of [__], 2024, by and among Aimfinity Investment Corp. I, a Cayman Islands exempted company limited by shares (“Company”), Aimfinity Investment Merger Sub I, a Cayman Islands exempted company limited by shares (“PubCo”), and VStock Transfer, LLC, a California limited liability company (the “Warrant Agent”). Capitalized terms used and not otherwise defined herein shall have the meanings given such terms in the Warrant Agreement (as defined below).

W I T N E S S E T H:

WHEREAS, the Company and the Warrant Agent are parties to a certain Warrant Agreement, dated as of April 25, 2022, as amended on July 7, 2023 (collectively, the “Warrant Agreement”), pursuant to which Company issued Class 1 warrants (each a “Class 1 Warrant”) and Class 2 warrants (each a “Class 2 Warrant”, together with the Class 1 Warrants, the “Warrants”) to purchase Class A ordinary shares, par value $0.0001 per share, of the Company;

WHEREAS, the Company entered into an Agreement and Plan of Merger, dated as of October 13, 2023, as amended (the “Merger Agreement”) with PubCo, Aimfinity Investment Merger Sub II, Inc., a Delaware corporation and a wholly-owned subsidiary of PubCo (“Merger Sub”), and Docter, Inc., a Delaware corporation;

WHEREAS, pursuant to the Merger Agreement and subject to the terms and conditions therein, the Company will merge with and into the PubCo (the “Reincorporation Merger”), with the PubCo surviving the Reincorporation Merger;

WHEREAS, pursuant to the Merger Agreement, at the effective time of the Reincorporation Merger, each whole Warrant outstanding immediately prior to the effective time of the Merger shall be automatically converted into one PubCo warrant (each a “PubCo Warrant”), and all such converted Warrants shall thereupon cease to be outstanding and shall automatically be canceled and retired and shall cease to exist. Each of the PubCo Warrants shall have, and be subject to, substantially the same terms and conditions set forth in the Warrant Agreement, except that they shall represent the right to acquire ordinary shares of PubCo, par value $0.0001 per share, in lieu of Class A ordinary shares of the Company. No fractional PubCo Warrant shall be issued, and such fractional Warrants shall be cancelled without consideration at the effective time of the Reincorporation Merger.

WHEREAS, Section 4.5 of the Warrant Agreement provides that, subject to applicable provisions of the Warrant Agreement, in the case of any reclassification or reorganization of the issued and outstanding ordinary shares of the Company, or in the case of any merger or consolidation of the Company with or into another corporation (other than a consolidation or merger in which the Company is the continuing corporation and that does not result in any reclassification or reorganization of the issued and outstanding ordinary shares of the Company), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of the Company as an entirety or substantially as an entirety in connection with which the Company is dissolved, the holders of the Warrants shall thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the Warrants and in lieu of the ordinary shares of the Company immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares or stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the Warrants would have received if such holder had exercised his, her or its Warrant(s) immediately prior to such event (the “Alternative Issuance”); provided, however, that if the holders of the Ordinary Shares were entitled to exercise a right of election as to the kind or amount of securities, cash or other assets receivable upon such consolidation or merger, then the kind and amount of securities, cash or other assets constituting the Alternative Issuance for which each Warrant shall become exercisable shall be deemed to be the weighted average of the kind and amount received per share by the holders of the Ordinary Shares in such consolidation or merger that affirmatively make such election.

WHEREAS, pursuant to the Merger Agreement and the Warrant Agreement, PubCo desires to assume the obligations of the Company under the Warrant Agreement and the Warrants;

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Company, PubCo, and the Warrant Agent covenant and agree for the benefit of the holders of Warrants as follows:

ARTICLE 1
EFFECT OF MERGER EVENT ON WARRANT TERMS

Section 1.01.        Warrant Terms. In accordance with Section 4.5 and other sections of the Warrant Agreement, at the effective time of the Reincorporation Merger, each Warrant that is outstanding as of the effective time of the Reincorporation Merger shall be exercisable, subject and pursuant to the terms of the Warrant Agreement, for one ordinary share of PubCo at an exercise price of $11.50 per share.

ARTICLE 2
PUBCO ASSUMPTION

Section 2.01.        Assignment and Assumption. The Company hereby assigns, and PubCo hereby agrees to accept and assume, effective as of the effective time of the Reincorporation Merger, all of the Company’s rights, interests and obligations in, and under the Warrant Agreement and Warrants. Unless the context otherwise requires, from and after the Closing, any references in the Warrant Agreement or the Warrants to: (i) the “Company” or “Aimfinity Investment Corp. I” shall mean PubCo; and (ii) the “Board of Directors” or the “Board” or any committee thereof shall mean the board of directors of PubCo or any committee thereof.

ARTICLE 3
MISCELLANEOUS

Section 3.01.        Notices. Notwithstanding Section 9.2 of the Warrant Agreement, Any notice, statement or demand authorized by this Agreement to be given or made by the Warrant Agent or by the holder of any Warrant to or on the Company shall be sufficiently given when so delivered if by hand or overnight delivery or if sent by certified mail or private courier service within five (5) days after deposit of such notice, postage prepaid, addressed (until another address is filed in writing by the Company with the Warrant Agent), as follows:

Aimfinity Investment Merger Sub I

c/o Docter Inc.

14F-7, 597 Jiuru 2nd Rd

Sanmin District

Kaohsiung City, Taiwan

Attn: Hsin-Ming Huang

Any notice, statement or demand authorized by this Agreement to be given or made by the holder of any Warrant or by the Company to or on the Warrant Agent shall be sufficiently given when so delivered if by hand or overnight delivery or if sent by certified mail or private courier service within five (5) days after deposit of such notice, postage prepaid, addressed (until another address is filed in writing by the Warrant Agent with the Company), as follows:

VStock Transfer, LLC

18 Lafayette Place

Woodmere, New York 11598

Attention: Chief Executive Officer

Section 3.02. Governing Law. The validity, interpretation, and performance of this Agreement shall be governed in all respects by the laws of the State of New York, without giving effect to conflicts of law principles that would result in the application of the substantive laws of another jurisdiction.

Section 3.03. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, but such counterparts shall together constitute but one and the same instrument. The exchange of copies of this Agreement and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this Agreement as to the parties hereto and signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties have caused this Warrant Assumption Agreement to be duly executed as of the date first written above.

AIMFINITY INVESTMENT CORP. I as Company

By:
	Name:	I-Fa Chang
	Title:	Director

AIMFINITY INVESTMENT MERGER SUB I as PubCo

By:
	Name:	I-Fa Chang
	Title:	Director

VStock Transfer, LLC as Warrant Agent

By:
Name:
Title:

[Signature Page to Warrant Assumption Agreement]

Aimfinity Investment Corp. I (the “Company”)

221 W 9th St, PMB 235

Wilmington, Delaware 19801

Aimfinity Investment Merger Sub I (the “PubCo”)

221 W 9th St, PMB 235

Wilmington, Delaware 19801

BY MAIL

VStock Transfer, LLC

18 Lafayette Place,

Woodmere, NY 11598

Attn: Chief Executive Officer

[*], 2024

RE: WARRANT AGREEMENT ENTERED INTO BETWEEN THE COMPANY AND VSTOCK TRANSFER, LLC (THE “WARRANT AGENT”) DATED APRIL 25, 2022 (THE “WARRANT AGREEMENT”)

On October 13, 2023, Aimfinity Investment Corp. I, a Cayman Islands exempted company limited by shares (the “Company”), Aimfinity Investment Merger Sub I, a Cayman Islands exempted company limited by shares (“PubCo”), Aimfinity Investment Merger Sub II, Inc., a Delaware corporation and a wholly-owned subsidiary of PubCo (“Merger Sub”), and Docter, Inc., a Delaware corporation (“Docter”), entered into an Agreement and Plan of Merger (as may be amended, supplemented or otherwise modified from time to time, the “Merger Agreement”), pursuant to which (a) the Company shall merge with and into PubCo, with PubCo continuing as the surviving entity (the “Reincorporation Merger”), as a result of which, all of the issued and outstanding securities of the Company immediately prior to the effective time of the Reincorporation Merger shall no longer be outstanding and shall automatically be cancelled, in exchange for the right of the holders thereof to receive substantially equivalent securities of PubCo, and (b) Merger Sub shall merge with and into Docter, with Docter continuing as the surviving entity (the “Acquisition Merger”), as a result of which, all of the issued and outstanding securities of Docter immediately prior to the effective time of the Acquisition Merger shall no longer be outstanding and shall automatically be cancelled, in exchange for the right of the holders thereof to receive substantially equivalent securities of PubCo.

Terms defined in the Warrant Agreement shall have the same meaning in this notice unless the context otherwise requires.

In accordance with Section 4.6 of the Warrant Agreement, and pursuant to the terms of the Merger Agreement, we hereby give you notice that with effect from completion of the Reincorporation Merger, the Warrants (as defined in the Warrant Agreement) shall be exercisable, pursuant to the terms of the Warrant Agreement, for ordinary shares of PubCo, par value $0.0001 per share (“PubCo Ordinary Shares”), on the basis that each Warrant shall give the holder the right to purchase from PubCo one PubCo Ordinary Share for a Warrant Price of $11.50 per share.

Yours sincerely

I-Fa Chang
CEO and Chairman
For and on behalf of
Aimfinity Investment Corp. I

I-Fa Chang
Director
For and on behalf of
Aimfinity Investment Merger Sub I

Copies:

Robinson & Cole LLP

666 Third Avenue, 20th Floor

New York, NY 10017

Attn: Michael Blankenship, Esq.

Email: mblankenship@winston.com

Winston & Strawn LLP

800 Capitol St., Suite 2400

Houston, TX 77002-2925

Attn: Michael Blankenship, Esq.

Email: mblankenship@winston.com